Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Insured California Premium
Income Municipal Fund 2, Inc.
33-58240
811-07492

A special meeting of the shareholders of the Nuveen Insured California Premium Income
Municipal Fund 2, Inc. was held on July 26,
2005.

The purpose of the meeting was to approve a new Investment Management Agreement:

The number of shares voted in the
affirmative:
11,958,747 and
the number of negative votes:  70,201

Proxy materials are herein incorporated by reference to the SEC filing on June 20, 2005, under Conformed Submission Type DEF 14A, accession number 0000950137-05-007529.